Exhibit 99.1

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) consist of eight directors, one representing the public interest and seven representing industry members. The current members of the Audit and Compliance Committee are Craig E. Dahl (chair), William V. Humphreys (vice chair), Michael A. DeVico, Russell J. Lau, Park Price, Donald V. Rhodes, Jack T. Riggs, and Gordon Zimmerman. The members of the Audit and Compliance Committee as of December 31, 2006 were Craig E. Dahl (chair), James H. Strosahl (vice chair), William V. Humphreys, Russell J. Lau, Park Price, Donald V. Rhodes, and Jack T. Riggs. Both the 2006 and current Audit and Compliance Committee members are independent, as defined by the Federal Housing Finance Board.

The Audit and Compliance Committee oversees the Seattle Bank’s financial reporting process; reviews compliance with laws, regulations, policies, and procedures; and evaluates the adequacy of administrative, operating, and internal controls. The Audit and Compliance Committee has adopted and is governed by a written charter.

In fulfilling its responsibilities, the Audit and Compliance Committee has reviewed and discussed with the Seattle Bank’s management and its independent auditors the audited financial statements and the independent auditors report thereon. In addition, the Audit and Compliance Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit and Compliance Committees,” as amended by SAS No. 90. The Audit and Compliance Committee has also received the written disclosures and the letter from the independent auditor required by Independence Standards Board (ISB) Standard No. 1, “Independence Discussions with Audit Committees,” as amended, and has discussed with the independent auditor its independence.

Based on the review and discussions referred to above, the current Audit and Compliance Committee recommended to the Board of Directors that the 2006 audited financial statements be included in the Seattle Bank’s Annual Report on Form 10-K.

Craig E. Dahl, chair

William V. Humphreys, vice chair

Michael A. DeVico

Russell J. Lau

Park Price

Donald V. Rhodes

Jack T. Riggs, M.D.

Gordon Zimmerman